EARN MORE INTEREST ON SAVINGS

               5 Year Term

   10 Year Term

interest compounded annually                               interest compounded annually

         _____ %

       _____%

                  * an additional .25% is paid on investments of $25,000 or more

AMERICAN FIDELITY DEPOSIT CORPORATION

14420 East 6th Avenue

Aurora, Colorado 80011

303-363-7700

888-709-4070 (toll free)

Sold by prospectus exclusively to Colorado residents. Notes are not insured or guaranteed by the FDIC. Minimum investment $1,000. Interest based on 365 day year. Rates subject to change